UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 15, 2006
Oracle Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	000-51788	54-2185193

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Oracle Parkway, Redwood City, California	94065

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (650) 506-7000
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
$3,000,000,000 5-Year Revolving Credit Agreement
     On March 15, 2006, Oracle Corporation (“Oracle”) entered into a new $3,000,000,000 5-Year Revolving Credit Agreement (the “New Credit Agreement”) among Oracle; the lenders named therein; Wachovia Bank, National Association (“Wachovia”), as administrative agent; Bank of America, N.A., as syndication agent; the documentation agents named therein; and Wachovia Capital Markets, LLC and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners.
     The New Credit Agreement replaces the $3,000,000,000 364-day Revolving Credit Agreement dated as of March 18, 2005, among Oracle; the lenders named therein; Wachovia, as administrative agent; Credit Suisse First Boston and ABN Amro Bank N.V., as syndication agents; the documentation agents named therein; and Wachovia Capital Markets, LLC and Credit Suisse First Boston, as joint lead arrangers and joint bookrunners (the “Existing Credit Agreement”), under which Oracle terminated all of its commitments on March 15, 2006, and which otherwise would have expired on March 17, 2006. The Existing Credit Agreement is described in the first Current Report on Form 8-K of Oracle Systems Corporation filed with the SEC on March 22, 2005 (File No. 000-14376), and such description is incorporated herein by reference.
     The New Credit Agreement provides for an unsecured $3,000,000,000 5-year revolving credit facility (the “Facility”) to Oracle in order to backstop any commercial paper that Oracle may issue and for working capital and other general corporate purposes. Subject to certain conditions stated in the New Credit Agreement, Oracle may borrow, prepay and reborrow amounts under the Facility at any time during the term of the New Credit Agreement. All amounts under the New Credit Agreement are due on March 14, 2011, unless the commitments are terminated earlier either at the request of Oracle or, if an event of default occurs, by the lenders (or automatically in the case of certain bankruptcy-related events). Interest is based on either (a) a LIBOR-based formula or (b) a formula based on Wachovia’s prime rate or on the federal funds effective rate.
     The New Credit Agreement also provides that (i) standby letters of credit may be issued on behalf of Oracle up to $500,000,000; and (ii) any amounts borrowed and letters of credit issued may be in Japanese Yen, Pounds Sterling and Euros up to US$1,500,000,000. Oracle may also, upon the agreement of either then existing lenders or of additional banks not currently party to the New Credit Agreement, increase the commitments under the Facility up to $5,000,000,000.
     The New Credit Agreement contains certain customary representations and warranties, covenants and events of default, including the requirement that the total net debt to total capitalization ratio of Oracle not exceed 45%. If any of the events of default occur and are not cured within applicable grace periods or waived, any unpaid amounts under the New Credit Agreement may be declared immediately due and payable and the commitments may be terminated.
     At this time, Oracle has not borrowed any funds under the New Credit Agreement.
     The description above is a summary and is qualified in its entirety by the New Credit Agreement which is filed as Exhibit 10.4 to this report.
     Certain lenders under the New Credit Agreement, or one or more of their affiliates or branches, have provided investment banking and trustee/paying agency services to Oracle, are lenders or agents under other credit facilities of Oracle or provide Oracle and its subsidiaries with cash management services, foreign exchange services, global custody agent services and fixed income brokerage services.
Item 1.02 Termination of a Material Definitive Agreement.
     See Item 1.01 above.

Section 2 — Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Please see Item 1.01, above.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
     10.4 $3,000,000,000 5-Year Revolving Credit Agreement dated as of March 15, 2006, among Oracle Corporation and the lenders and agents named therein.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORACLE CORPORATION
Dated: March 21, 2006	By:	/s/ Safra A. Catz
		Name:	Safra A. Catz
Title: President and Chief Financial Officer

Exhibit Index
10.4	$3,000,000,000 5-Year Revolving Credit Agreement dated as of March 15, 2006, among Oracle Corporation and the lenders and agents named therein.

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